Exhibit 5.1

March 23, 2010

MaxLinear, Inc.

2051 Palomar Airport Road, Suite 100

San Diego, California 92011

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-                ), as amended (the “Registration Statement”), filed by MaxLinear, Inc. (the “Company”) with the Securities and Exchange Commission on March 23, 2010 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 1,160,714 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”). The Shares will be sold by the Company and certain selling stockholders (the “Selling Stockholders”) pursuant to an underwriting agreement entered into by and among the Company and the underwriters (the “Underwriting Agreement”), substantially in the form filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-162947) (the “Prior Registration Statement”). The Prior Registration Statement is incorporated by reference into the Registration Statement pursuant to Rule 462(b) under the Securities Act. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Amendment No. 5 to the Prior Registration Statement.

We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (1) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.